UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 21, 2021

Waters Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

01-14010	13-3668640
(Commission File Number)	(IRS Employer Identification No.)

34 Maple Street, Milford, Massachusetts	01757
(Address of Principal Executive Offices)	(Zip Code)

(508) 478-2000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	WAT	New York Stock Exchange, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c) and (e) On April 21, 2021, Waters Corporation (the “Company”) announced that Amol Chaubal had been hired to serve as the Company’s Senior Vice President and Chief Financial Officer, effective May 12, 2021. Michael Silveira, the Company’s interim Chief Financial Officer, will resume his position as Vice President Corporate Finance & Corporate Controller, effective May 12, 2021. Mr. Silveira will no longer serve as the Company’s principal financial officer and principal accounting officer of the Company, effective May 12, 2021.

Mr. Chaubal, age 45, joins the Company from Quanterix Corporation, a life sciences company, where he served as Chief Financial Officer since April 2019. Before Quanterix, Mr. Chaubal served as CFO, Global Operations at Smith & Nephew, a global medical devices company, from October 2017 to April 2019. Prior to his time at Smith & Nephew, he served as Corporate Vice President and Head of Finance for the Clinical Research Services and Access business at Parexel from July 2015 to October 2017.

In connection with Mr. Chaubal’s hiring, on April 16, 2021, the Company entered into an employment offer letter with Mr. Chaubal (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, Mr. Chaubal is entitled to receive an annual base salary of $500,000 and is eligible for an annual bonus based on the achievement of performance objectives, with his target annual bonus equal to 75% of his base salary (prorated for 2021 based on the number of months during 2021 which he is employed). The Employment Agreement also provides that in connection with the commencement of his employment, Mr. Chaubal will receive equity-based awards having a total grant date value of approximately $1.5 million, 50% of which will be in the form of a stock option award and the remaining 50% of which will be in the form of a restricted stock unit award, which awards will vest on an annual basis over five years from the date of grant, subject to Mr. Chaubal’s continued employment, and a $200,000 cash sign-on bonus. The sign-on bonus is subject to repayment, on a pro rata basis, in the event Mr. Chaubal resigns without Good Reason or his employment is terminated for Cause (as such terms are defined in the Employment Agreement), in either case, within one year following his first day of employment.

If Mr. Chaubal’s employment is terminated by the Company other than for Cause or if he resigns for Good Reason, Mr. Chaubal will be entitled to receive, subject to the execution of a release of claims and continued compliance with the restrictive covenants contained in the Employment Agreement, continued base salary and target annual bonus for a period of twelve (12) months, plus a lump sum amount equal to the amount that the Company would have paid in premiums under the life, accident, health and dental insurance plans in which Mr. Chaubal and his dependents were participating immediately prior to the termination of his employment for the twelve (12)-month period thereafter. Mr. Chaubal will be subject to non-competition and non-solicitation restrictions for a period of one to two years following the termination of his employment depending on the circumstances of his termination.

In connection with the execution of the Employment Agreement, the Company entered into a Change of Control/Severance Agreement dated April 16, 2021 with Mr. Chaubal (the “Change of Control Agreement”). The Change of Control Agreement provides that if, within nine months prior to a Change of Control (as defined in the Change of Control Agreement) and subsequent to the commencement of substantive discussions that ultimately result in the Change of Control, or within eighteen (18) months following a Change of Control, the Company terminates Mr. Chaubal’s employment for a reason other than Cause, death or disability, or Mr. Chaubal resigns for Good Reason (as such terms are defined in the Change of Control Agreement), then, subject to the execution of a release of claims, the Company will pay to Mr. Chaubal a lump sum amount equal to (I) twenty-four (24) times his monthly base salary, plus (II) the amount payable pursuant to clause (I) multiplied by his target bonus percentage (or, if greater, his accrued bonus percentage for the current year), plus (III) the amount that the Company would have paid in premiums under the life, accident, health and dental insurance plans in which Mr. Chaubal and his dependents were participating immediately prior to the termination of his employment for the twenty-four (24)-month period following the date of the Change of Control or termination of employment, as applicable, reduced by the amount of any severance or similar amounts paid or payable under the Employment Agreement. In addition, the Change of Control Agreement provides for accelerated vesting of any outstanding equity awards (other than performance-based awards) and qualified or non-qualified capital accumulation benefits under certain Company benefit plans upon such Change of Control or termination of employment (in the case of a qualifying termination of employment prior to such Change of Control), as applicable.

On April 16, 2021 and April 19, 2021, respectively, the Company entered into a transition and consulting agreement with each of Dr. Michael C. Harrington, the Company’s Senior Vice President, Global Markets, and Ian S. King, the Company’s Senior Vice President, Global Products (the “Transition Agreements”). Under the Transition Agreements, each of Dr. Harrington and Mr. King will continue to serve in their respective positions and as members of the Company’s executive committee until April 30, 2021, will serve as non-executive employees until July 2, 2021 and will serve as consultants to the Company until June 30, 2022 (in the case of Dr. Harrington) or September 3, 2021 (in the case of Mr. King), in each case, subject to the terms of the applicable Transition Agreement. Dr. Harrington and Mr. King will remain entitled to receive their respective base salaries and participate in the Company’s benefit plans during the period of their employment, and will each be paid consulting fees of $10,000 per month during the period they serve as consultants to the Company. Dr. Harrington’s and Mr. King’s terminations of employment qualify as a retirement for purposes of their outstanding Company equity awards. In addition, Dr. Harrington will be paid a one-time bonus of $225,000 in consideration for his agreeing to certain restrictive covenants, including non-competition and non-solicitation covenants that will apply until the first anniversary of his termination of employment. In the event the Company terminates the employment of Dr. Harrington or Mr. King without Cause (as defined in their respective Transition Agreements) prior to July 2, 2021, the applicable executive will continue to be paid his base salary through such date and Dr. Harrington would remain eligible to receive the one-time bonus described in the preceding sentence.

On April 18, 2021, the Company entered into a letter agreement with Jonathan M. Pratt (the “Letter Agreement”), pursuant to which Mr. Pratt’s title was changed to Senior Vice President, Waters Division and his base salary was increased to $568,000 per year, in each case, effective as of May 1, 2021. In addition, Mr. Pratt will be granted a one-time supplemental equity award having a total grant date value of approximately $300,000, 50% of which will be in the form of a stock option award and the remaining 50% of which will be in the form of a restricted stock unit award. These equity awards will vest on an annual basis over five years from the date of grant, subject to Mr. Pratt’s continued employment on the applicable vesting date. Pursuant to the Letter Agreement, Mr. Pratt agreed to be subject to non-competition and non-solicitation restrictions for a period of one to two years following the termination of his employment depending on the circumstances of his termination.

In recognition of Mr. Silveira’s service as interim Chief Financial Officer, on April 16, 2021 the Compensation Committee approved the grant of a supplemental restricted stock unit award to him having a grant date value of approximately $300,000, which award will vest on an annual basis over five years from the date of grant, subject to Mr. Silveira’s continued employment on the applicable vesting date. This grant will be made on May 3, 2021.

The foregoing descriptions of the Employment Agreement, the Change of Control Agreement, the Transition Agreements and the Letter Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the applicable agreement, which agreements will be filed as exhibits to the Company’s next Form 10-Q.

Item 7.01	Regulation FD Disclosure.

On April 21, 2021 the Company issued a press release announcing the planned leadership transitions. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The information (including Exhibit 99.1) being furnished pursuant to this Item 7.01 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Number	Description of Exhibits

99.1	Press release dated April 21, 2021.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WATERS CORPORATION

Dated: April 21, 2021	By:	/s/ Keeley A. Aleman
	Name:	Keeley A. Aleman
	Title:	Senior Vice President, General Counsel, and Secretary